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                                Computation of Ratio of Earnings to Fixed Charges
                      And The Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends

                                                       Exhibit 12

                                                                                                                     Six Months
                                                                   Year Ended October 31,                          Ended April 30,
                                                    -------------------------------------------------------     --------------------
Statement of operations data:                        1995         1996        1997       1998        1999        1999         2000
                                                     ----         ----        ----       ----        ----       --------------------
                                                                         (in thousands)                             (unaudited)

Net income (loss) ..............................    $   (36)    $  (670)    $  (878)    $  (463)    $(1,289)    $  (259)    $  (995)
Interest expense ...............................          0           9           9           9          33           0           0
                                                    $     0     $    26     $    10     $ 1,089     $ 2,269     $ 1,646     $   848
Net income (loss) ..............................    $   (36)    $  (661)    $  (868)    $  (454)    $(1,256)    $  (259)    $  (995)
                                                    =======     =======     =======     =======     =======     =======     =======


Fixed Charges & Preferred Dividends ............    $     0     $    26     $    10     $ 1,089     $ 2,269     $ 1,646     $   848

Interest expense ...............................          0           9           9           9          33           0           0

Total Fixed Charges ............................          0           9           9           9          33           0           0

Preferred Dividends ............................          0           0           0           0          16           0         253
Preferred Accretion ............................          0           0           0           0           0           0       1,742

Combined  Fixed Charges and preferred
    Stock dividends ............................          0           9           9           9          49           0       1,995
                                                    =======     =======     =======     =======     =======     =======     =======

Total Fixed Charges (deficiency) ...............        (36)       (670)       (878)       (463)     (1,305)       (259)     (2,990)
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